                                                                    EXHIBIT 3.1



                              MANAGEMENT AGREEMENT

                  THIS MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of December 27, 1996, by and between COMMUNITY CARE OF AMERICA, INC., a Delaware corporation with offices at 3050 N. Horseshoe Drive, Naples, FL 33942 ("Owner") and INTEGRATED HEALTH SERVICES, INC., a Delaware corporation with offices at 10065 Red Run Boulevard, Owings Mills, MD 21117 ("Manager").

                  WHEREAS, the Owner is a publicly-traded corporation that is, directly and indirectly through its subsidiaries, engaged in the business of owning, operating and managing skilled nursing facilities, hospitals and other health care related facilities (the "Business"); and

                  WHEREAS, the Manager is a publicly-traded corporation engaged in the ownership and operation of similar facilities and is experienced in various phases of the management, operation and ownership thereof, including, without limitation, the management of the financial and accounting functions related thereto, and arranging and negotiation of contracts for the provision of ancillary services for health care facilities; and

                  WHEREAS, the Owner desires to engage the Manager to manage the financial, accounting and ancillary services contracting functions for Owner's account during the term herein provided, and the Manager desires to accept such engagement, upon the terms and subject to the conditions contained herein.

                  NOW, THEREFORE, in consideration of the premises and covenants herein contained, and intending to be legally bound hereby, the parties agree as follows:


                                    ARTICLE I
                            EMPLOYMENT OF THE MANAGER

                  1.1 Employment. For and during the term of this Agreement, the Owner hereby grants to the Manager the sole and exclusive right, and employs the Manager to supervise, manage, and operate the financial, accounting, MIS, reimbursement and ancillary services contracting functions (the "Applicable Functions") in the name and for the account of the Owner upon the terms and conditions hereinafter set forth.

                  1.2 Acceptance. The Manager accepts such employment and agrees that it will (a) faithfully perform its duties and responsibilities hereunder, (b) use its best efforts to supervise and direct the management of the Applicable Functions in an efficient manner, and (c) consult with the Owner and keep the Owner advised of all major policy matters relating to the management of the Applicable Functions. The Manager shall report to the principal financial or chief accounting officer of the Owner, whose approval shall be required prior to the public issuance or filing with the Securities and Exchange Commission ("the SEC") of any financial or accounting report.


                                   ARTICLE II
                                      TERM

     The initial term of this Agreement shall commence on January 1, 1997, or such earlier date as Manager and Owner shall agree (the "Commencement Date") and shall extend until December 31, 2001 ("Term").

                                   ARTICLE III

                        RIGHTS AND DUTIES OF THE MANAGER

                  During the term of this Agreement, and in the course of its management of the Applicable Functions:

                  3.1 Employees. The Manager, on the Owner's behalf, shall hire, promote, discharge, and supervise the work of all employees involved in performing services related to the Applicable Functions below the Owner officer level. All of such employees shall be employees of the Manager, except for such employees of the Owner as the Owner and Manager shall mutually agree, provided, however, that the compensation of any such employees of Owner, including fringe benefits, with respect to such employees, shall be deducted from the amount of the Management Fee. The term "fringe benefits" as used herein shall include but not be limited to the employer's contribution of FICA, unemployment compensation, and other employment taxes, retirement plan contributions, workman's compensation, group life, accident, and health insurance premium, profit sharing contributions, disability, and other similar benefits paid or payable by the Manager with respect to its own business or other businesses managed by it, but shall in any event be consistent with the compensation provided to other similarly situated employees of the Owner.


                  3.2 Ancillary Services, Utilities, Etc. The Manager shall enter into such contracts in the name of and at the expense of the Owner as may be deemed necessary or advisable for the furnishing of all ancillary services, including, without limitation, utilities, concessions, supplies and other services as may be needed from time to time for the maintenance and operation of the Business. Manager is authorized to contract for or provide ancillary services, including, but not limited to, rehabilitation and respiratory therapy services, and mobile diagnostic services, through providers that are affiliates of the Manager, provided that such services are rendered at levels of quality and pricing that are competitive with those available in the community.

                  3.3 Deposit and Disbursement of Funds. The Manager shall deposit in a banking institution which is a member of the FDIC in accounts in the Manager's name as agent for Owner, all monies arising from the operation of the Business or otherwise received by the Manager for and on behalf of the Owner ("Business Funds"), and shall disburse and pay the same from said accounts on behalf and in the name of Owner in the following order of priority and, in each case, such amounts and at such times as the same are required to be made in connection with:

                           (a) Payment of Debt Service (as hereinafter defined) and all costs and expenses arising out of the ownership, maintenance, expansion, and operation of the Business, including, without limitation, the reimbursable expenses of the Manager hereunder set forth in Exhibit A hereto;

                           (b) Payment of the Manager's Management Fee (as hereinafter defined) provided for in Article V, below (including any accrued and unpaid Management Fees for prior periods);

                           (c) The balance of such funds, after provision for such adequate working capital reserves on a monthly basis as shall be determined by the Manager in its reasonable business judgment, shall be invested by the Manager on behalf of the Owner or, if directed by the Owner, shall be used to reduce existing debt of the Owner (including, without limitation, any debt due to Manager or any of its affiliates or subsidiaries), to make distributions to the Owner's stockholders or to repurchase outstanding shares of its capital stock.

                  As used herein, "Debt Service" means scheduled payments of the principal and interest with respect to:

                           (x)  existing debt service payments; and

                           (y) any additional indebtedness incurred by the Owner for the improvement, maintenance, or operation of the Business as mutually agreed upon by Owner and Manager.

                           "Debt Service" includes payments made with respect to any revolving credit line with the Manager or others, but does not include any other amounts payable by reason of voluntary prepayments or the acceleration of such indebtedness for any reason.

                  3.4 Statements. The Manager shall deliver or cause to be delivered to the Owner statements as follows:

                           (a) Within thirty (30) days following the end of each calendar month, a profit and loss statement and balance sheet statement (both prepared on an accrual basis in accordance with GAAP) showing the results of operation of the Business for such calendar month and the year-to-date, and having annexed thereto a computation of the Management Fee (as determined under Article VI hereof) for such preceding month and the year-to-date;

                           (b) On or before ninety (90) days after the close of each fiscal year during the term of this Agreement, the Manager will also deliver or cause to be delivered to the Owner a balance sheet and related statement of profit and loss certified by an independent public accounting firm and prepared in accordance with GAAP showing the assets employed in the operation of the Business and the liabilities incurred in connection therewith as of the end of the fiscal year, and the results of the operation of the Business during the preceding twelve
         (12) months then ended, and having annexed thereto (i) a copy of all Medicare and Medicaid cost reports prepared by the Manager with respect to each facility constituting any part of the Business for such twelve month period, and (ii) a computation of the Management Fee for such twelve (12) month period; and

                           (c) all other financial and accounting reports and statements that the Owner is required to prepare or file pursuant to applicable law, including, without limitation, any required pursuant to the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act"). All of such reports and statements shall be delivered to the Owner a reasonable amount of time prior to the date on which such report or statement is required to be reported, filed or disclosed in accordance with applicable law.

                  3.5 Data Processing. The Manager shall, directly or through an affiliate, provide the data processing required to maintain the financial, payroll, and accounting records of the Business; except that the Manager agrees that the Business payroll will not be moved to Manager's central payroll administration until same can be accomplished without a material disruption to Business cash flow.

                  3.6 Books and Records. The Manager on behalf of the Owner shall manage the keeping of full and accurate books of account and such other records reflecting the results of operation of the Business as required by law.

                  3.7 Taxes. The Manager shall cause all taxes, assessments, and charges of every kind imposed upon the Business by any governmental authority, including interest and penalties thereon, to be paid when due if funds are available, except that the Manager shall not cause such payment to be made if (a) same is in good faith being contested by the Owner at its sole expense and without cost to the Manager, (b) enforcement thereof is stayed, and
(c) the Owner shall have given the Manager written notice of such contest and stay and authorized the non-payment thereof, not less than ten (10) days prior to the date on which such tax assessment, or charge is due and payable. Interest or penalty payments shall be reimbursed by the Manager to the Owner if imposed upon the Owner by reason of negligence on the part of the Manager in making the payment if funds are available therefor. Manager shall notify Owner of all taxes, assessments or penalties assessed against the Business other than in the normal course of business.

                                   ARTICLE IV
                         RIGHTS AND DUTIES OF THE OWNER

                  During the term of this Agreement:




                  4.1 Right of Inspection. The books and records of the Business shall be the property of Owner. The books and records of the Business shall not be removed by the Manager without the consent of the Owner. The Owner acknowledges that some books and records will be maintained at the Manager's principal place of business.

                  4.2 Cooperation with Manager. The Owner will fully cooperate with the Manager in connection with the management of the Applicable Functions and will reimburse the Manager for all funds expended or costs and expenses incurred to which the Manager is entitled to reimbursement as set forth in Exhibit A of this Agreement.

                  4.3 Operating Capital. To any extent necessary after taking into account Manager's loans under Article V, below, the Owner shall provide the Manager with such amount of working capital as may be required from time to time for the operation of the Business on a sound financial basis (including the payment of all amounts owed to Manager including, but not limited to, the payment of all management fees, reimbursable expenses and amounts due under the Line of Credit). If additional working capital is required, the Manager shall notify the Owner thereof in writing and the Owner shall provide the Manager with such increase in working capital within fifteen (15) days thereafter. If the Owner fails to provide such additional working capital, Manager may, but is not obligated to, provide the same as a loan to the Owner.

                                    ARTICLE V



                         COMPENSATION AND DISTRIBUTIONS

                  5.1 As full and exclusive compensation for all of the services to be rendered by Manager during the Term of this Agreement, the Owner shall pay to the Manager at its principal office, or at such other place as the Manager may from time to time designate in writing, and at the times hereinafter specified a monthly fee (the "Management Fee"). The aggregate amount of the Management Fee for the period commencing with the effective date of this Agreement and ending on December 31, 1997 shall be an amount equal to the lesser of (a) two percent (2%) of Gross Revenues or (b) twice the amount of the total direct and indirect costs of Owner for the Applicable Functions during the period July 1, 1996 through December 31, 1996 ("Owner's Cost"). The monthly payment of the Management Fee for such period shall be based on the percentage of Gross Revenue specified in clause (a), with an adjustment being made to the amount of Management Fee payable for the final month of such period if the amount in clause (b) shall be less than clause (a). The Lender and Borrower may by mutual agreement increase the percentages in clause (a) above to an amount not greater than two and one half percent (2.5%) following completion of Lender's due diligence review. The Management Fee for periods commencing
January 1, 1998 and thereafter shall be an amount equal to the lesser of (a) two percent (2%) of Gross Revenues or (b) a percentage of Gross Revenues determined by dividing (x) an amount equal to Owner's Cost, by (y) an amount equal to the Gross Revenues for the period July 1, 1996 through December 31, 1996. The Lender and Borrower may by mutual agreement increase the percentages in clause (a) above to an amount not greater than two and one half percent (2.5%) following completion of Lender's due diligence review. At the completion of its review of Owner's books and records, Managers will notify Owner of its calculation of Owner's Cost.

If Owner disagrees with Manager's calculation of Owner's Cost, the parties agree that KPMG Peat Marwick shall recompute Owner's Cost for purposes of this Agreement using generally accepted accounting principals, which recomputation shall be final and binding on the parties hereto. All fees incurred by KPMG Peat Marwick shall be borne by the Owner. The Management Fee shall be payable five days after delivery to Owner of the monthly financial statement referred to in Section 3.4(a) (each such date being hereinafter referred to as a "Payment Date") and shall be calculated based upon the Business's Gross Revenues during the preceding month as set forth in such financial statements.

                  5.2 For the purposes of determining the Management Fees, "Gross Revenues" for any period shall be determined on the basis of all revenues of any kind derived directly or indirectly from the Business during such period (including rental or other payment from concessionaires, licensees, tenants, and other users of the Business) as determined in accordance with generally accepted accounting principles consistently applied, excluding, however:

                    (a) federal, state, and municipal excise, sales, and use
               taxes collected directly from patients as a part of the sales prices of any goods or services;

                    (b) proceeds of any life or casualty insurance policies,
               condemnation or eminent domain;

                    (c) gains or losses arising from the sale or other
               disposition of capital assets;

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                    (d) any reversal or accrual of any contingency or tax
               reserve;

                    (e) interest earned on sinking funds, Special Security
               Accounts, bonds funds, etc. originally and specifically formed as a requirement of any bond issue utilized to finance any part of the Business;

                    (f) patient trust accounts;

                    (g) tax refunds;

                    (h) uncollectible accounts receivable, in the reasonable
               judgment of Manager and in accordance with industry standards;

                    (i) miscellaneous revenues arising from dividends,
               discounts, or refunds related to items previously expensed; and bequests, gifts, or similar donations.

                  The proceeds of business interruption insurance or proceeds as a result of Medicare and Medicaid audits shall be included in Gross Revenues of the Business. However, funds required to be repaid as a result of Medicare and Medicaid audits shall be deducted from Gross Revenues of the Business.

                  5.3 Notwithstanding the foregoing, the Management Fee (including any amount carried over pursuant to the succeeding sentence hereof) shall be payable on each Payment Date only to the extent that the Business Funds (as defined in Section 3.3) shall be sufficient as of such date; provided that the Manager shall be entitled to cause a draw-down under any revolving credit facility of the Owner to make payment of any Management Fee then payable or accrued from prior periods. Any portion of the Management Fee not paid due to the foregoing shall be carried over and be payable on the immediately succeeding Payment Date; provided, however, that Owner shall pay Manager interest on such unpaid portion of the Management Fee at the rate specified in the Subordinated Note of even date herewith made by Owner in favor of IHS Financial Holdings, Inc.


                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF OWNER

          The Owner represents and warrants to the Manager as follows:

                  6.1 Organization and Standing of the Owner. The Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of the Articles of Incorporation and By-Laws of the Owner, and all amendments thereof to date, have been, if requested, delivered to Manager and are complete and correct. The Owner and its subsidiaries have the power and authority to own the property and assets now owned by them and to conduct the business presently being conducted by them.

                  6.2 Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement, including all Schedules and Exhibits hereto, or any of the other instruments and documents required or contemplated hereby and thereby ("Transaction Documents") by the Owner, nor the performance by the Owner of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default or requires the consent of any third party under (i) the Articles of Incorporation or By-Laws of the Owner (or any of its subsidiaries); or (ii) to the best of its knowledge after due inquiry, any applicable law, rule, judgment, order, writ, injunction, or decree of any court, currently in effect; or (iii) to the best of its knowledge after due inquiry, any applicable rule or regulation of any administrative agency or other governmental authority currently in effect; or
(iv) any agreement, indenture, contract or instrument to which the Owner (or any of its subsidiaries) is now a party or by which the assets of the Owner (or any of its subsidiaries) are bound.

                  6.3 Consents. No authorization, consent, approval, license, exemption by, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary in connection with the execution, delivery and performance of this Agreement by the Owner.

                  6.4 Financial Statements.

                           (a) The audited consolidated balance sheets of the Business as of December 31, 1995, and the related statements of operations and cash flow for the year then ended, filed with the SEC, present fairly in all material respects the financial condition and results of operations of the Business at and for the periods therein specified and were prepared in accordance with GAAP.

                           (b) The unaudited consolidated balance sheets and the related statements of operations of the Business as of September 30, 1996, and cash flow for the 9-month period then ended, filed with the SEC, present fairly in all material respects the financial condition and results of operations of the Business at and for the periods therein specified and were prepared in accordance with GAAP.

                  6.5 Material Changes. Since September 30, 1996, except as set forth in reports filed by the Owner with the SEC, there has not been any material adverse change in the condition (financial or otherwise) of the assets, properties or operations of the Owner on a consolidated basis, whether or not covered by insurance, and during such period of time the Owner has and from the date of this Agreement through the Commencement Date, will have, conducted the Business only in the ordinary and normal course, and made no distributions to any shareholders of the Owner other than wages paid and expenses reimbursed in the ordinary and normal course of business.

                  6.6 Legal Proceedings. Other than as may be set forth in reports filed by the Owner with the SEC, there are no claims, actions, suits or proceedings or arbitrations, either administrative or judicial, pending, or, to the knowledge of Owner, overtly threatened against or affecting the Owner, its subsidiaries or affiliates, of a nature required to be disclosed in reports filed with the SEC, or affecting Owner's ability to consummate the transactions contemplated herein.

                  6.7 Tax Returns. The Owner have filed all Federal, state, county and local income, excise, property, employment-related and other tax returns and abandoned property reports (if any) to date that are due and required to be filed by it, and there are no claims, liens, or judgments for taxes due from the Owner, and to the knowledge of the Owner, no basis for any such claim, lien, or judgment exists.


                                   ARTICLE VII
                    REPRESENTATIONS AND WARRANTIES OF MANAGER

          The Manager represents and warrants to the Owner as follows:

                  7.1 Organization and Standing of the Manager. The Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of the Articles of Incorporation and By-Laws of the Manager, and all amendments thereof to date, have been, if requested, delivered to the Owner and are complete and correct. The Manager has the power and authority to own the property and assets now owned by it and to conduct the business presently being conducted by it.


                                  ARTICLE VIII
                               TERMINATION RIGHTS

                  This Agreement may be terminated and, except as to liabilities or claims of either party hereto which shall have theretofore accrued or arisen, the obligations of the parties hereto with respect to this Agreement may be terminated, upon the happening of any of the following events:

                  8.1 Termination by the Owner: If at any time or from time to time during the term of this Agreement any of the following events shall occur and not be remedied within the applicable period of time herein specified, namely:

                    (a) The Manager shall apply for or consent to the
               appointment of a receiver, trustee, or liquidator of the Manager of all or a substantial part of its assets, file a voluntary petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating the Manager as bankrupt or insolvent or approving a petition seeking reorganization of the Manager or appointing a receiver, trustee, or liquidator of the Manager or of all or substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days;

                    (b) The Manager shall fail to keep, observe, or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed, or performed by the Manager, and such default shall continue for a period of sixty (60) days after written notice thereof by the Owner to the Manager; or

                    (c) There shall occur a "Fundamental Event" of the Owner;

then in case of any such event and upon the expiration of the period of grace applicable thereto, the term of this Agreement shall expire, at the Owner's option and upon ten (10) days written notice to the Manager; provided, however, that, upon termination, pursuant to Section 8.1(c), Owner shall pay Manager a termination fee equal to the Management Fee for the six months immediately preceding the date notice of termination is given. For purposes of Section 8.1(c) a "Fundamental Event" shall have the meaning attributed to it in the Subordinated Note of even date herewith made by Owner in favor of IHS Financial Holdings, Inc.

                  8.2 Termination by the Manager: If at any time or from time to time during the term of this Agreement any of the following events shall occur and not be remedied within the applicable period of time herein specified, namely:

                           (a) The Owner shall fail to keep, observe, or perform any material covenants, agreement, term or provision of this Agreement to be kept, observed, or performed by the Owner and such default shall continue for a period of sixty (60) days after written notice thereof by the Manager to the Owner, except for Owner's duty to provide for adequate working capital under Section 4.3 hereof, which shall continue uncured for a period of thirty (30) days after written notice thereof;

                           (b) The Owner (or any of its principal subsidiaries) shall apply for or consent to the appointment of a receiver, trustee, or liquidator (or any principal subsidiary of the Owner) or of all or a substantial part of its assets, file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or any answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating the Owner (or any principal subsidiary of the Owner) bankrupt or appointing a receiver, trustee, or liquidator with respect to all or substantial part of the assets of the Owner (or any principal subsidiary of the Owner), and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days;

                           (c) Business Funds shall be insufficient for the payment of the management fees to the Manager pursuant to Article V hereof for a period of at least six (6) consecutive months;

then in case of any such event and upon the expiration of the period of grace applicable thereto, the term of this Agreement shall expire, at the Manager's option and upon ten (10) days written notice to the Owner.

                  8.3 Material Adverse Change. Manager shall be entitled to terminate this Agreement forthwith upon notice to the Owner in the event that
(a) there shall have occurred since the date hereof any material adverse change in the financial or operating condition of the Business or its prospects, or (b) any representation or warranty of the Owner herein shall have ceased to be true and correct in any material respect.

                  8.4 Surviving Rights Upon Termination. If either party exercises its option to terminate pursuant to this Article VIII, each party shall forthwith account for and pay to the other all sums due and owing pursuant to the terms of this Agreement. All other rights and obligations of the parties under this Agreement shall terminate (except as set forth in Article IX hereof).

                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.1 Indemnification of Owner by Manager. Manager shall at all times indemnify and hold harmless the Owner, its officers, directors, employees, and shareholders, from and against any and all claims, losses, liabilities, actions, proceedings, and expenses (including reasonable attorneys fees) arising out of any breach by the Manager of its obligations under this Agreement. The provisions of this Section 9.1 shall survive the termination or expiration of this Agreement.

                  9.2 Indemnification of Manager by Owner. The Owner shall at all times indemnify and hold harmless the Manager, its officers, directors, employees, and shareholders, from and against any and all claims, losses, liabilities, actions, proceedings, and expenses (including reasonable attorneys fees) (i) arising out of any breach of the obligations, representations and warranties made by Owner in this Agreement and (ii) asserted by customers, vendors or shareholders of Owner based upon the entry by Manager into this Agreement and not related to the performance by Manager of the Applicable Functions, including but not limited to medical malpractice claims. The provisions of this Section 9.2 shall survive the termination or expiration of this Agreement.

                  9.3 Control of Defense of Indemnifiable Claims. A party seeking indemnification under this Article IX shall give the other party prompt written notice of the claim for which it seeks indemnification. Failure of the party seeking indemnification to give such prompt notice shall not relieve the other party of its indemnification obligation, provided that such indemnification obligation shall be reduced by any damages suffered by such other party resulting from a failure to give prompt notice hereunder. The party receiving the aforementioned notice shall provide the defense of such claim, including, without limitation, retention and payment of attorneys.

                  9.4 Period of Limitation. Any claim for indemnification herewith must be asserted within twelve (12) months following discovery of the indemnifiable event, except that no such limitation shall apply to any claim based upon (a) any liability of the Owner to the Medicare and Medicaid programs, or to any other third party payor, for excess reimbursement received by the Owner prior to the Commencement Date, or (b) any breach of Owner's representations and warranties pertaining to litigation or tax matters.


                                    ARTICLE X
                                   ARBITRATION

                  If any controversy should arise between the parties in performance, interpretation, or application of this Agreement which involves any matter, either party may serve upon the other a written notice stating that such party desires to have the controversy reviewed by an arbitrator. If the parties cannot agree within fifteen (15) days from the service of such notice upon the selection of such arbitrator, an arbitrator shall be selected or designated by the American Arbitration Association upon written request of either party hereto. Arbitration of such controversy, disagreement, or dispute shall be conducted in accordance with the Commercial Arbitration Rules then in force of the American Arbitration

Association and the decision and award of the arbitrator so selected shall be binding upon the Owner and Manager. The arbitration will be held in New York, New York.

                  As a condition precedent to the appointment of any arbitrator both parties shall be required to make a good faith effort to resolve the controversy which effort shall continue for a period of thirty (30) days prior to any demand for arbitration. The cost of any such arbitration shall be shared equally by the parties. Each party shall pay its own costs incurred as a result of its participation in any such arbitration.

                  If the issue to be arbitrated is Manager's alleged breach of this Agreement and as a result thereof, Owner has the right to terminate this Agreement, Manager shall continue to manage the Applicable Functions hereunder pending the outcome of such arbitration.

                  The Arbitrator shall have no authority to award punitive damages or any other damages in excess of the prevailing party's actual damages, and may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.


                                   ARTICLE XI
                             SUCCESSORS AND ASSIGNS

                  11.1 Assignments by the Manager. The Manager, without the consent of the Owner, shall have the right to assign this Agreement to a wholly or majority owned subsidiary provided that the Manager shall not thereby be released from its obligations hereunder.

                  In the event that all or substantially all the assets of the Manager or its capital stock shall during the term of this Agreement be acquired by another corporation (hereinafter referred to as the "Acquiring Corporation") as a result of a merger, consolidation, reorganization, or other transaction, the Acquiring Corporation assumes all of the obligations of the Manager then accrued hereunder, if any, and Manager shall be relieved of all such obligations (and such Acquiring Corporation shall be relieved of liability hereunder if it subsequently is involved in such an acquisition).

                  Except as otherwise permitted herein, the Manager shall have no right to assign this Agreement.

                  11.2 Sale, Assignment, or Sub-Lease by the Owner. Any sale, sub-lease, or assignment with respect to the Business, other than to the Manager, shall be expressly subject to the terms and provisions of this Agreement and shall not relieve the Owner of its liability or obligations hereunder, and Owner shall cause any purchaser, assignee, or sub-lessee to deliver to the Manager written acknowledgment of its agreement to perform hereunder including the payment of the management fee described herein.

                  The Owner may not at any time, without the prior written consent of the Manager, incur any additional debt that is secured by the lien of one or more deeds of trust, mortgages, or other security instruments.

                                   ARTICLE XII
                            MISCELLANEOUS PROVISIONS

                  12.1 Notices. Any notice or other communication by either party to the other shall be in writing and shall be given and be deemed to have been duly given, upon the date delivered if delivered personally or upon the date received if mailed postage pre-paid, registered, or certified mail, addressed as follows:


                         To the Owner:  Community Care of America, Inc.
                                        3050 N. Horseshoe Drive
                                        Naples, FL 33942
                                        Attention: Gary Singleton,
                                                     President
                                        Fax: 941-435-0087

                       With a copy to:  J. Allen Miller
                                        Chadbourne & Parke LLP
                                        30 Rockefeller Plaza
                                        New York, New York 10022
                                        Fax: 212-541-5369

                       To the Manager:  Integrated Health Services, Inc.
                                        10065 Red Run Boulevard
                                        Owings Mills, MD 21117
                                        Attention:Marshall A.Elkins, Esq.
                                        Fax: 410-998-8747

                       With a copy to:  IHS Financial Holdings, Inc.
                                        10065 Red Run Boulevard
                                        Owings Mills, MD 21117
                                        Attention: Eleanor Harding
                                        Fax: 410-998-8716

                                     - and -


                                 Frank Agostino

                                  Calo Agostino
                                27 Warren Street
                              Hackensack, NJ 07601
                                Fax: 201-488-5855

or to such other address, and to the attention of such other person or officer as either party may designate in writing by notice.

                  12.2 No Partnership or Joint Venture. Nothing contained in the Agreement shall constitute or be construed to be or create a partnership or joint venture between the Owner, its successors, or assigns on the one part and the Manager, its successors, or assigns on the other part. Notwithstanding the foregoing, the parties hereby agree that they shall each have a duty to act in good faith and to deal fairly with the other party hereto.

                  12.3 Modifications and Changes. This Agreement cannot be changed or modified except by another agreement in writing signed by the party sought to be charged therewith or by its duly authorized agent.

                  12.4 Understanding and Agreements. This Agreement constitutes the entire understanding and agreements of whatsoever nature or kind existing between the parties with respect to the Manager's management of the Business.

                  12.5 Headings. The article and paragraph headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope of intent of any provision of this Agreement.

                  12.6 Approval or Consent. Whenever under any provisions of this Agreement, the approval or consent of either party is required, the decision thereon shall be promptly given and such approval or consent shall not be unreasonably withheld. It is further understood and agreed that whenever under any provisions of this Agreement the approval or consent of the Owner is required, such approval or consent is given by the person or any one of the persons, as the case may be, designated in a notification signed by or on behalf of the Owner. For all purposes under this Agreement, the Manager shall determine solely from the latest such notification received by it the person or persons authorized to give such approval or consent. The Manager shall rely exclusively and conclusively on the designation set forth in such notification, notwithstanding any notice of knowledge to the contrary.

                  12.7 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Maryland.

                  12.8 Enforceability. Should any provision of this Agreement be unenforceable as between the parties, such unenforceability shall not affect the enforceability of the other provisions of this Agreement.

                  12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.10 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Management Agreement effective as of the day and year first above written.

Owner:                                        Manager:
COMMUNITY CARE OF AMERICA, INC.               INTEGRATED HEALTH
                                              SERVICES, INC.

By:                                           By:
        --------------------                          -----------------

Title:                                        Title:A
        --------------------                          -----------------

Attest:                                       Attest:
        --------------------                          -----------------


Title:                                        Title:
        --------------------                          -----------------

                                    EXHIBIT A

The following is a list of items and travel expenses not included in the IHS management fee. These facility-specific expenses are passed directly to the Owner incurred.
              a)  Computer hardware and software purchased for Owner.

              b)  Owner specific legal and accounting fees.

              c) Owner specific fees associated with union organization attempts, elections, etc.

              d) Other owner specific expenses, including travel and other out-of-pocket costs.